Exhibit 99.1

American Public Education Reports Fourth Quarter and Full Year 2014 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--February 26, 2015--American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing – announced financial results for the quarter and year ended December 31, 2014.

Recent Results:

  Fourth quarter 2014 revenues increased 10% to $91.3 million, compared to $82.9 million in the same period of 2013.
  Income from operations before interest income and income taxes in the fourth quarter of 2014 increased 28% to $18.6 million, compared to $14.5 million in the same period of 2013.
  Net income for the fourth quarter of 2014 increased to $11.8 million, or $0.68 per diluted share, compared to $9.0 million, or $0.51 per diluted share, in the same period of 2013.
  At American Public University System, net course registrations in the fourth quarter of 2014 increased approximately 7% year-over-year and net course registrations by new students in the fourth quarter of 2014 decreased approximately 6% year-over-year.
  As of December 31, 2014, active student enrollment at American Public University System decreased 1% to 111,000 students, compared to 112,400 students at December 31, 2013.
  American Public University System undergraduate programs ranked in top 10 percent in U.S. News & World Report 2015 National Online Rankings – advancing seven places over its 2014 ranking to #27 nationally out of 292 schools.
  As of December 31, 2014, student enrollment at Hondros College of Nursing increased approximately 11% to 1,470 students, compared to 1,330 students as of December 31, 2013.

Financial Results:

Total revenues for the fourth quarter of 2014 increased 10% to $91.3 million, compared to total revenues of $82.9 million in the fourth quarter of 2013. Income from operations before interest income and income taxes in the fourth quarter of 2014 was $18.6 million, compared to $14.5 million in the fourth quarter of 2013. Net income for the fourth quarter of 2014 was $11.8 million, or $0.68 per diluted share, compared to net income of $9.0 million, or $0.51 per diluted share for the fourth quarter of 2013. The weighted average diluted shares outstanding for the fourth quarter of 2014 and 2013 were approximately 17.4 million and 17.8 million, respectively.

For the twelve months ended December 31, 2014, total revenues increased 6% to $350.0 million, compared to total revenues of $329.5 million in the prior year period. Income from operations before interest income and income taxes for the twelve months ended December 31, 2014 was $65.8 million, compared to $67.4 million in the prior year period. Net income for the twelve months ended December 31, 2014 was $40.9 million, or $2.33 per diluted share, compared to net income of $42.0 million, or $2.35 per diluted share in the prior year period. The weighted average diluted shares outstanding for the twelve months ended December 31, 2014 and 2013 were approximately 17.5 million and 17.9 million, respectively.

On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing); therefore, the consolidated results for the months and periods prior to November 1, 2013 do not include any results from the Hondros College of Nursing Segment.

Total cash and cash equivalents as of December 31, 2014 were approximately $115.6 million with no long-term debt. Capital expenditures were approximately $24.6 million for the twelve months ended December 31, 2014, compared to $20.6 million in the prior year period. Depreciation and amortization was $16.1 million for the twelve months ended December 31, 2014, compared to $13.5 million for the same period of 2013.

Enrollments and Registrations:

American Public University System
For the three months ended December 31,	2014	2013	% Change
Net Course Registrations by New Students	19,000	20,300	-6%
Net Course Registrations	101,800	95,400	7%

For the twelve months ended December 31,
Net Course Registrations by New Students	73,100	79,300	-8%
Net Course Registrations	403,900	409,700	-1%

As of December 31,
Active Student Enrollment	111,000	112,400	-1%

Hondros College of Nursing[1]
As of December 31,	2014	2013	% Change
New Student Enrollment	590	510	16%
Total Student Enrollment	1,470	1,330	11%

Net course registrations represent the aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Student enrollment represents the number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

1 Hondros College of Nursing was acquired by APEI, effective November 1, 2013.

First Quarter 2015 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates first quarter 2015 consolidated revenues to decrease between approximately 5% and 3% year-over-year, compared to the prior year period of 2014. The Company expects consolidated net income of between $0.46 and $0.50 per diluted share in the first quarter of 2015.

American Public Education also expects the following results from its subsidiaries in the first quarter of 2015:

  At American Public University System, net course registrations by new students are expected to decrease between 18% and 13% year-over-year and net course registrations are expected to decrease between 7% and 4% year-over-year.
  At Hondros College of Nursing, new student enrollment increased by approximately 14% year-over-year in the first quarter of 2015.

Webcast:

A live webcast of the Company’s fourth quarter and full year 2014 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 112,000 adult learners worldwide and offer more than 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," “seek,” "could," "estimate," "expect," "intend," "may," "should," "will" and "would.” These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2014	2013
	(Unaudited)

Revenues	$91,297	$82,937
Costs and expenses:
Instructional costs and services	31,594	29,033
Selling and promotional	17,232	17,114
General and administrative	19,626	18,660
Depreciation and amortization	4,220	3,613

Total costs and expenses	72,672	68,420

Income from operations before interest income and income taxes	18,625	14,517
Interest income, net	84	80

Income before income taxes	18,709	14,597
Income tax expense	6,773	5,640
Equity investment loss, net of taxes	139	40

Net income	$11,797	$8,997

Net Income per common share:
Basic	$0.69	$0.51
Diluted	$0.68	$0.51

Weighted average number of common shares:
Basic	17,209	17,557
Diluted	17,350	17,799

	Three Months Ended
Segment Information:	December 31,
	2014	2013
Revenues:
American Public Education, Inc.	$83,045	$79,136
Hondros College of Nursing	$8,252	$3,801
Income from operations before interest income and income taxes:
American Public Education, Inc.	$17,465	$14,241
Hondros College of Nursing	$1,169	$276

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2014	2013
	(Audited)

Revenues	$350,020	$329,479
Costs and expenses:
Instructional costs and services	123,765	112,784
Selling and promotional	69,229	65,687
General and administrative	75,073	70,063
Depreciation and amortization	16,121	13,508

Total costs and expenses	284,188	262,042

Income from operations before interest income and income taxes	65,832	67,437
Interest income, net	361	309

Income before income taxes	66,193	67,746
Income tax expense	25,150	25,645
Equity investment loss, net of taxes	(166)	(67)

Net income	$40,877	$42,034

Net Income per common share:
Basic	$2.36	$2.38
Diluted	$2.33	$2.35

Weighted average number of common shares:
Basic	17,357	17,656
Diluted	17,543	17,921

	Twelve Months Ended
Segment Information:	December 31,
	2014	2013
Revenues:
American Public Education, Inc.	$319,879	$325,678
Hondros College of Nursing	$30,141	$3,801
Income from operations before interest income and income taxes:
American Public Education, Inc.	$62,499	$67,161
Hondros College of Nursing	$3,333	$276

On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing); therefore, the consolidated results for the months and periods prior to November 1, 2013 do not include any results from the Hondros College of Nursing Segment.

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA, 304-885-5371
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Vice President, Investor Relations